Guaranty Federal	Exhibit 99.1
BANCSHARES, INC	For Immediate Release
Strength. Growth. Vision.

Contacts:	Shaun A. Burke, President & CEO	NASDAQ:GFED
	Guaranty Bank	www.gbankmo.com
1341 W. Battlefield
Springfield, MO 65807
417-520-4333

GUARANTY FEDERAL BANCSHARES, INC.
ANNOUNCES FIRST QUARTER 2009 FINANCIAL RESULTS

SPRINGFIELD, MO – (April 22, 2009) – Guaranty Federal Bancshares, Inc., (NASDAQ:GFED), the holding company (the “Company”) for Guaranty Bank, today announces the following results for its quarter ended March 31, 2009.

First Quarter 2009 Financial Results

•	Total assets increased $78.4 million, or 12%, from December 31, 2008
•	Total investments increased $81.1 million, or 122%, from December 31, 2008
•	Total deposits increased $83.5 million , or 19%, from December 31, 2008
•	Equity to assets increased to 7.17% as compared to 5.52% at December 31, 2008
•	Book value per common share increased to $14.65 as compared to $14.28 at December 31, 2008

The Company announces that earnings for the first quarter ended March 31, 2009 were ($592,000).  After preferred dividends, diluted earnings per share was ($.30), an increase from the ($1.45) per diluted share during the fourth quarter ended December 31, 2008.  This was a decrease from the $.23 per diluted share, or $617,000, the Company earned during the first quarter of the prior year.

There were several key issues that contributed to the decline in net income and earnings per share over the prior year quarter:
•
The decline in the Company’s net interest margin negatively impacted earnings during the first quarter due to several factors.  First, the Federal Reserve’s interest rate cuts beginning in the fourth quarter of 2007 and continuing throughout 2008 dramatically impacted the Company’s yield on loans which are tied to the prime rate.  Generally, rate cuts affect the yields on floating rate loans immediately, but the Company experiences a lagging decline in its cost of funding due to the current “asset-sensitive” structure of the balance sheet.  Secondly, the Company has experienced an increase in non-performing assets since the prior year quarter end that has increased the amount of assets that are non-income generating.  Third, the Company executed a very successful deposit generating campaign to significantly increase liquidity during this turbulent economic and regulatory environment. This success in deposit growth has increased the Bank’s cost of funds in the near term.

•
The Company increased its provision for loan losses by $160,000 during the quarter (as compared to the prior year quarter) to compensate for increased reserves on specific credits and concerns over the local and national economy.

•
Non-interest expense increased due to the increased personnel costs incurred from hiring several key associates throughout 2008.  Also, for fiscal year 2009, the Federal Deposit Insurance Corporation has significantly increased its assessments of insurance premiums on all insured institutions.  For the quarter, these assessment premiums increased $212,031, or 339%, over the prior year quarter.

“Our Board of Directors and senior management have adopted very conservative and prudent policies in regards to our capital, liquidity and allowance for loan losses as we continue to face the worst financial crisis since the Great Depression,” said President and Chief Executive Officer Shaun A. Burke.  “The provisions we have made to the reserve over the past several quarters reflect our philosophy and our caution regarding the uncertainty surrounding the current economic operating environment and trends. At quarter end our allowance was 2.93% of loans outstanding, a level significantly higher than our peer group.”

“Our ability to grow and enhance our franchise is predicated on strong capital and core liquidity.  During the quarter we significantly improved these two extremely important balance sheet components.  Participating in the Treasury’s Capital Purchase Program substantially improved our already ‘well-capitalized’ position and will provide a foundation to weather the current economic downturn and build a stronger company in the future.  Our directives to improve core liquidity resulted in a strong 19% increase in deposits since year end.  Although these initiatives have a short term impact on earnings, we are confident that they are prudent given the current environment.  We are well-positioned to benefit when the economy recovers and remain committed to serving our clients and communities and building a solid company for the future,” commented Burke.

On January 30, 2009, as part of the U.S. Department of the Treasury's Troubled Asset Relief Program's Capital Purchase Program, the Company entered into an Agreement with the United States Department of the Treasury pursuant to which the Company sold to the Treasury 17,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A and issued a ten-year warrant to purchase 459,459 shares of the Company's common stock for $5.55 per share for a total purchase price of $17.0 million in cash. The Series A Preferred Stock qualifies as Tier 1 capital and will be entitled to cumulative preferred dividends at a rate of 5% per year for the first five years, payable quarterly, and 9% thereafter. The Series A Preferred Stock has a liquidation preference of $1,000 per share, plus accrued and unpaid dividends.

About Guaranty Federal Bancshares, Inc.
Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services.  The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has nine full-service branches in Greene and Christian Counties and Loan Production Offices in Wright, Webster and Howell Counties.  In addition, Guaranty Bank is a member of the TransFund ATM network which provides its customers surcharge free access to over 100 area ATMs and over 1,000 ATMs nationwide.  For more information visit the Guaranty Bank website: www.gbankmo.com.

The discussion set forth above may contain forward-looking comments.  Such comments are based upon the information currently available to management of the Company and management’s perception thereof as of the date of this release.  When used in this release, words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.  Such statements are subject to risks and uncertainties.  Actual results of the Company’s operations could materially differ from those forward-looking comments.  The differences could be caused by a number of factors or combination of factors including, but not limited to: changes in demand for banking services; changes in portfolio composition; changes in management strategy; increased competition from both bank and non-bank companies; changes in the general level of interest rates; the effect of regulatory or government legislative changes; technology changes; fluctuation in inflation; and other factors set forth in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.

Financial Highlights:

	Quarter ended
Operating Data:	31-Mar-09	31-Mar-08

Total interest income	$8,323	$9,231
Total interest expense	5,308	5,201
Provision for loan losses	980	820
Net interest income after provision for loan losses	2,035	3,210
Noninterest income	809	882
Noninterest expense	3,744	3,102
Income (loss) before income tax	(900)	990
Provision (credit) for income tax	(308)	373
Net income (loss)	(592)	617
Preferred stock dividends and discount accretion	188	-
Net income (loss) available for common shareholders	$(780)	$617
Net income (loss) per common share-basic	$(0.30)	$0.24
Net income (loss) per common share-diluted	$(0.30)	$0.23

Annualized return on average assets	-0.32%	0.42%
Annualized return on average equity	-4.77%	5.71%
Net interest margin	1.67%	2.84%

	At	At
Financial Condition Data:	31-Mar-09	31-Dec-08
Cash and cash equivalents	$32,379	$15,097
Investments	147,134	66,062
Loans, net of allowance for loan losses 3/31/2009 - $16,233; 12/31/2008 - $16,728	537,505	558,327
Other assets	37,042	36,184
Total assets	$754,060	$675,670

Deposits	$530,536	$447,079
FHLB advances	111,436	132,436
Subordinated debentures	15,465	15,465
Securities sold under agreements to repurchase	39,750	39,750
Other liabilities	2,829	3,627
Total liabilities	700,016	638,357
Stockholder's equity	54,044	37,313
Total liabilities and stockholder equity	$754,060	$675,670
Equity to assets ratio	7.17%	5.52%
Book value per common share	$14.65	$14.28
Non performing assets	$28,770	$26,349